Exhibit 4.4

RUSORO MINING LTD.
Suite 2164, 1055 Dunsmuir Street
Four Bentall Centre
Vancouver, British Columbia
V7X 1B1
Telephone:  (604) 632-4044

INFORMATION CIRCULAR
(Containing Information as at August 8, 2008)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the Management of Rusoro Mining Ltd. (the “Company”), for use at the Annual General Meeting (the “Meeting”), of the Shareholders of the Company, to be held on Friday, September 12, 2008, at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment thereof.  The solicitation will be primarily by mail, however, proxies may be solicited personally or by telephone by the regular officers and employees of the Company.  The cost of solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of Proxy are Directors and/or Officers of the Company.  A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED INSTRUMENT OF PROXY. TO EXERCISE THIS RIGHT, A SHAREHOLDER SHALL STRIKE OUT THE NAMES OF THE PERSONS NAMED IN THE INSTRUMENT OF PROXY AND INSERT THE NAME OF HIS/HER NOMINEE IN THE BLANK SPACE PROVIDED, OR COMPLETE ANOTHER INSTRUMENT OF PROXY.  A PROXY WILL NOT BE VALID UNLESS IT IS DEPOSITED WITH THE COMPANY’S REGISTRAR AND TRANSFER AGENT, PACIFIC CORPORATE TRUST COMPANY, 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, M5J 2Y1, NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE TIME OF THE MEETING OR ADJOURNMENT THEREOF.

The Instrument of Proxy must be signed by the Shareholder or by his attorney in writing, or, if the Shareholder is a Corporation, it must either be under its common seal or signed by a duly authorized officer.

A Shareholder who has given a proxy may revoke it at any time before it is exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Shareholder or by his attorney authorized in writing, or, if the Shareholder is a Corporation, it must either be under its common seal, or signed by a duly authorized officer and deposited at the Company’s Registrar and Transfer Agent, Pacific Corporate Trust Company, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of it, at which the proxy is to be used, or to the Chairperson of the Meeting on the day of the Meeting or any adjournment of it. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES

On any poll, the persons named in the enclosed Instrument of Proxy will vote the shares in respect of which they are appointed.  Where directions are given by the Shareholder in respect of voting for or against any resolution, the proxy holder will do so in accordance with such direction.

IN THE ABSENCE OF ANY INSTRUCTION IN THE PROXY, IT IS INTENDED THAT SUCH SHARES WILL BE VOTED IN FAVOUR OF THE MOTIONS PROPOSED TO BE MADE AT THE MEETING AS STATED UNDER THE HEADINGS IN THIS INFORMATION CIRCULAR.  The Instrument of Proxy enclosed, when properly signed, confers discretionary authority with respect to amendments or variations to the matters which may properly be brought before the Meeting.  At the time of printing this Information Circular, the Management of the Company is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting.  However, if any other matters which are not now known to the Management should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the nominee.

In order to approve a motion proposed at the Meeting, a majority of greater than 50% of the votes cast will be required (an “Ordinary Resolution”) unless the motion requires a Special Resolution, in which case a majority of not less than two-thirds of the votes cast will be required.  In the event a motion proposed at the Meeting requires disinterested Shareholder approval, common shares held by Shareholders of the Company who are also “insiders”, as such term is defined under applicable securities laws, will be excluded from the count of votes cast on such motion.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set forth in this section is of significant importance to many shareholders, as a substantial number of the shareholders do not hold their Common Shares in their own name.  Shareholders holding their Common Shares through their brokers, intermediaries, trustees or other parties, or otherwise not holding their Common Shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by shareholders appearing on the records maintained by the Company’s transfer agent as registered holders of Common Shares will be recognized and acted upon at the Meeting.  If Common Shares are listed in an account statement provided to a Beneficial Shareholder by a broker, those Common Shares, in all likelihood, will not be registered in the shareholder’s name.  Such Common Shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co., the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms.  Common Shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients.  Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate party well in advance of the Meeting.

Regulatory polices require brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings.  The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by the Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.  The form requesting such voting instructions (a “VIF”) supplied to the Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the Proxy provided directly to the registered shareholders by the Company, however, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.

Most brokers now delegate responsibility for obtaining instructions from clients to Broadridge Investor Communications (“Broadridge”) in Canada.  Broadridge typically prepares a machine-readable VIF, mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs  to Broadridge (by way of mail, the Internet or telephone).  Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting.  A Beneficial Shareholder cannot use a VIF to vote Common Shares directly at the Meeting.  The VIF must be returned to Broadridge (or instructions respecting the voting of Common Shares must otherwise be communicated to Broadridge) or other third party in accordance with the instructions on the VIF well in advance of the Meeting in order to have the Common Shares voted.  If you have any questions respecting the voting of Common Shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

Although a Beneficial Shareholder may not be recognized directly at a Meeting for the purposes of voting Common Shares registered in the name of their broker, a Beneficial Shareholder may attend the Meeting as Proxyholder for the registered shareholder and vote the Common Shares in that capacity.  Beneficial Shareholders wishing to attend the Meeting and indirectly vote their Common Shares as Proxyholder for the registered shareholder, should enter their own names in the blank space on the VIF provided to them and return it in accordance with the instructions provided by such party on the VIF.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company’s authorized capital consists of an unlimited number of common shares (“Common Shares”) without par value and an unlimited number of preferred shares (“Preferred Shares”).  As at August 8, 2008, the Company has 391,455,669 Common Shares issued and outstanding, each share carrying the right to one vote, and no Preferred Shares issued and outstanding.  The Company has no other classes of voting securities.

Any shareholder of record at the close of business on August 8, 2008 who either personally attends the Meeting or who has completed and delivered a Proxy in the manner and subject to the provisions described above, shall be entitled to vote or to have such shareholder’s shares voted at the Meeting.

To the best of the knowledge of the directors and senior officers of the Company, the only person(s) or companies who beneficially own, or control or direct, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company are:

Name	Number of Shares	Percentage

Vladimir Agapov	59,645,167	15.2%

Gold Fields Netherlands Services B.V.	140,000,001	35.8%

EXECUTIVE COMPENSATION

In accordance with the provisions of applicable securities legislation, the individuals set out in the table below were the Company’s “Named Executive Officer(s)” during the financial year ended December 31, 2007.

Definitions:          For the purpose of this Information Circular:

“CEO” of the Company means an individual who served as Chief Executive Officer of the Company or acted in a similar capacity during the most recently completed financial year;

“CFO” means an individual who served as Chief Financial Officer of the Company or acted in a similar capacity during the most recently completed financial year.

“equity security” means securities of the Company that carry a residual right to participate in earnings of the Company and, upon liquidation or winding up of the Company, its assets;

“Executive officer” of the Company for the financial year, means an individual who at any time during the year:

(a)                                  was the chair of the Company,

(b)                                 was a vice-chair of the Company,

(c)                                  was the president of the Company,

(d)                                 was a vice-president of the Company in charge of a principal business unit, division or function including sales, finance or production, or

(e)                                  performed a policy-making function in respect of the Company.

“Named Executive Officers” means,

(1)                                  each CEO;

(2)                                  each CFO;

(3)                                  each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus, exceeds $150,000; and

(4)                                  any additional individuals for whom disclosure would have been provided under (3) except that the individual was not serving as an officer of the Company at the end of the most recently completed financial year end.

“Long Term Incentive Plan Awards” (“LTIP’s”) means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LIP’s do not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale.

“Stock Appreciation Right” (“SAR”) means a right, granted by a company or any of its subsidiaries, as compensation for employment services rendered or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s shares.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compen- sation ($) (e)	Securities Under Options/ SAR’s Granted(1) (#) (f)	Shares or Units Subject to Resale Restrictions ($) (g)	LTIP Payouts ($) (h)	All Other Compen- sation ($) (i)
GEORGE SALAMIS(2)	2007	$95,645	$110,000	Nil	2,200,000	Nil	Nil	Nil
President	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

ANDRE AGAPOV	2007	$223,095	$110,803	Nil	2,000,000	Nil	Nil	Nil
Chief Executive Officer	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

VLADIMIR AGAPOV	2007	$195,797	$110,803	Nil	1,200,000	Nil	Nil	Nil
Chairman	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

OMAR SALAS(3)	2007	$58,461	$75,000	Nil	275,000	Nil	Nil	Nil
Former Chief Financial	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Officer	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

MARIO	2007	$264,060	$116,842	Nil	600,000	Nil	Nil	Nil
SZOTLENDER(4)	2006	52,625	Nil	Nil	525,000	Nil	Nil	Nil
Former President & Chief Executive Officer	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

CHERYL MESSIER(5)	2007	$80,016	$50,000	Nil	50,000	Nil	Nil	Nil
Former Chief Financial	2006	15,606	Nil	Nil	100,000	Nil	Nil	Nil
Officer	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compen- sation ($) (e)	Securities Under Options/ SAR’s Granted(1) (#) (f)	Shares or Units Subject to Resale Restrictions ($) (g)	LTIP Payouts ($) (h)	All Other Compen- sation ($) (i)
JOHN THOMAS(6)	2007	$162,500	Nil	Nil	N/A	Nil	Nil	Nil
Former Vice President	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Development	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

All of these are Options. The Company has not granted any SAR’s. Figures represent options granted during a particular year. See “Aggregate Option/SAR Exercises during the Most Recently Completed Financial Year and Financial Year End Option/SAR Values” for the aggregate number of options outstanding at year end.

(2)

Mr. George Salamis was appointed as President on September 1, 2007.

(3)

Mr. Omar Salas held the position of Chief Financial Officer from September 10, 2007 until May 15, 2008.

(4)

Mr. Mario Szotlender was President and Chief Executive Officer of the Company from November 7, 2006 until August 31, 2007.

(5)

Ms. Cheryl Messier was the Chief Financial Officer of the Company from November 7, 2006 until August 30, 2007.

(6)

Mr. John Thomas held the position of Vice President Exploration from November 7, 2006 to May 13, 2008.

LONG TERM INCENTIVE PLAN AWARDS IN MOST RECENTLY COMPLETED FINANCIAL YEAR

There were no long term incentive plans in place for the Named Executive Officers during the financial year ended December 31, 2007.

OPTIONS/SAR GRANTS DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

The Company adopted a stock option plan pursuant to which it reserves 10% of the issued treasury shares of the Company for issuance to directors, officers, employees and consultants.  Options are granted in order to provide an optionee with a form of remuneration and an incentive to act in the best interest of the Company.

The following options were granted to the Named Executive Officers during the year ended December 31, 2007:

Name	Securities Under Options SAR’s Granted(1)	% of Total Options SAR’s Granted to Employees in Financial Year	Exercise or Base Price	Market Value of Securities Underlying Options/SAR’s on the Date of Grant ($/Security)	Expiration Date
Vladimir Agapov	1,200,000	11.0%	$2.30	$2.30	October 28, 2017

George Salamis	2,200,000	20.2%	$2.12	$2.12	September 10, 2017

Andre Agapov	500,000	4.6%	$2.12	$2.12	September 10, 2017
	1,500,000	13.8%	$2.30	$2.30	October 28, 2017

Mario Szotlender	375,000	3.4%	$2.12	$2.12	September 10, 2017
	225,000	2.1%	$2.30	$2.30	October 28, 2017

Cheryl Messier	50,000	0.5%	$2.12	$2.12	September 10, 2017

Omar Salas	275,000	2.5%	$2.12	$2.12	September 10, 2017

(1)                               All of these are stock options. The Company has not granted any SAR’s.

AGGREGATE OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR END OPTION/SAR VALUES

During the financial year ended December 31, 2007, none of the incentive stock options granted to the Named Executive Officers of the Company were exercised.  The fiscal year end value of unexercised options held by the Named Executive Officers are set forth below.

Name (a)	Securities Acquired on Exercise (#) (b)	Aggregate Value Realized ($) (c)	Unexercised Options/SAR’s at FY-End(1) (#) Exercisable/ Unexercisable (d)	Value of Unexercised in the- Money Options/SAR’s at FY-End(2) ($) Exercisable/ Unexercisable (e)
Vladimir Agapov	N/A	N/A	2,200,000 / 500,000	$Nil / $Nil
George Salamis	N/A	N/A	Nil / 2,200,000	$Nil / $Nil
Andre Agapov	N/A	N/A	3,000,000 / 500,000	$Nil / $Nil
John Thomas	N/A	N/A	Nil / Nil	$Nil / $Nil
Mario Szotlender	N/A	N/A	1,272,059 / Nil	$80,882 / $Nil
Cheryl Messier	32,353	32,353	150,000 / Nil	CDN$Nil / $Nil
Omar Salas	N/A	N/A	Nil / 275,000	$Nil / $Nil

(1)	All of these are stock options. The Company does not have any SAR’s outstanding.
(2)

Value was determined using the closing price of common shares of the Company on the TSX Venture Exchange (the “Exchange”) on December 31, 2007 (the last day the common shares of the Company traded) of $1.60.

COMPENSATION OF DIRECTORS

During the fiscal year ended December 2007, the Company paid a total of $223,810.41 as compensation to the Directors for their services as Directors during the most recently completed fiscal year.  The following table sets out the amounts paid to each director (other than the Named Executive Officers).

Name of Director	Fee Paid
Jay Kaplowitz	$37,202.27
Gordon Keep	$37,497.55
Dmitry Ushakov	$37,208.50
Abraham Stein	$37,202.27
John Reynolds	$37,497.55
Peter Hediger	$37,202.27

The Company has a stock option plan for the granting of incentive stock options to the directors, officers, and employees. The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the directors and to closely align the personal interests of such persons to that of the shareholders. The following table sets out options granted under the Company’s stock option plan during the most recently completed financial year to the directors (other than the NEOs which have been disclosed above).

Name of Director	Number of Options	Exercise Price	Date of Grant	Expiry Date
Abraham Stein	200,000	$2.12	September 11, 2007	September 10, 2017
Dmitry Ushakov	200,000	$2.12	September 11, 2007	September 10, 2017

Name of Director	Number of Options	Exercise Price	Date of Grant	Expiry Date
Gordon Keep	375,000	$2.12	September 11, 2007	September 10, 2017
Jay Kaplowitz	375,000	$2.12	September 11, 2007	September 10, 2017
John Reynolds	200,000	$2.12	September 11, 2007	September 10, 2017
Peter Hediger	200,000	$2.12	September 11, 2007	September 10, 2017

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION

The only equity compensation plan which the Company has in place is a Share Option Plan (the “Plan”) which was previously approved by shareholders on September 10, 2007. The Plan has been established to provide incentive to qualified parties to increase their proprietary interest in the Company and thereby encourage their continuing association with the Company.  The Plan provides that the number of common shares of the Company issuable under the Plan, together with all of the Company’s other previously established or proposed share compensation arrangements, may not exceed 10% of the total number of issued and outstanding common shares.

The following table sets forth information with respect to all compensation plans under which equity securities are authorized for issuance as of December 31, 2007:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	18,541,178	CDN$2.60	20,142,332
Equity compensation plans not approved by securityholders	Nil	N/A	N/A
TOTAL	18,541,178	CDN$2.60	20,142,332

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Other than “routine indebtedness” as defined in applicable securities legislation, since the beginning of the last fiscal year of the Company, none of the executive officers, directors or employees or any former executive officers, directors or employees of the Company or any of its subsidiaries is or has been indebted to the Company or any of its subsidiaries or has been indebted to any other entity where that indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as otherwise disclosed herein:

(a)                                 no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year of the Company;

(b)                                no proposed nominees for election as a Director of the Company; or

(c)                                 any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the Meeting exclusive of the election of Directors or the appointment of auditors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

For purposes of the following discussion, “Informed Person” means (a) a Director or Executive Officer of the Company; (b) a Director or Executive Officer of a person or company that is itself an Informed Person or a subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Company, other than the voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company itself if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

Except as disclosed below or elsewhere herein, none of:

a)              the Informed Persons of the Company;

b)             the proposed nominees for election as a Director of the Company; or

c)              any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, in any transaction since the commencement of the last financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any subsidiary of the Company.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the period ended December 31, 2007 (the “Financial Statements”), together with the Auditor’s Report thereon, will be presented to Shareholders at the Meeting.  The Financial Statements, together with the Auditor’s Report thereon and the Management Discussion and Analysis, are being mailed to Shareholders of record with this Information Circular.  Copies of the Financial Statements, together with the Management Discussion and Analysis, Notice of Meeting, Information Circular and Proxy will be available from the Company’s office located at Suite 2164, 1055 Dunsmuir Street, Four Bentall Centre, Vancouver, British Columbia, V7X 1B1.

ELECTION OF DIRECTORS

The persons named in the enclosed Instrument of Proxy intend to vote in favour of fixing the number of Directors at nine (9).  Although Management is nominating nine (9) individuals to stand for election, the names of further nominees for Directors may come from the floor at the Meeting.

Each Director of the Company is elected annually and holds office until the next Annual General Meeting of Shareholders or until his successor is duly elected, if his office is earlier vacated, in accordance with the Articles of the Company.

In the absence of instructions to the contrary, the shares represented by Proxy will be voted for the nominees herein listed. Management does not contemplate that any of the nominees will be unable to serve as a Director.

INFORMATION CONCERNING NOMINEES SUBMITTED BY MANAGEMENT

The following table sets out the names of the persons proposed to be nominated by Management for election as a Director, the province or state and country in which each is ordinarily resident, the positions and offices which each presently holds with the Company, the period of time for which each has been a Director of the Company, their respective principal occupations or employment during the past five years if such nominee is not presently an elected Director and the number of shares of the Company which each beneficially owns, controls or directs, directly or indirectly, as of the date of this Information Circular. The nine (9) nominees are all currently Directors of the Company.

Name, Province and Country of Ordinary Residence and Positions Held with the Company(1)	Principal Occupation(1)	Date First Became a Director	No. of Shares Beneficially Owned, Directly or Indirectly(1)
VLADIMIR AGAPOV Director & Chairman Moscow, Russia	Chairman of the Board of Directors of the Company; Owner & Manager of Worldwide Charters Inc.	November 7, 2006	59,645,167

GEORGE SALAMIS(6) Director & President British Columbia, Canada	President of the Company since September 2007; Chief Executive Officer for Caledon Resources Plc for four years prior.	September 10, 2007	60,882

ANDRE AGAPOV(5) Director & Chief Executive Officer London, England	President of MFC Securities (private investment firm) and Mineria MS (mineral exploration company) for over five years.	May 29, 2007	8,900,000

GORDON KEEP(2)(3)(5)(6) Director British Columbia, Canada	Executive Vice President of Fiore Financial Corporation (private investment banking firm).	November 7, 2006	620,000

ABRAHAM STEIN(2)(3)(4) Director Connecticut, USA	Managing Director of East Wind Advisors (boutique investment bank); Managing Member of Protean Management LLC (real estate development company).	November 7, 2006	Nil

PETER HEDIGER(3) Director Zurich, Switzerland	Consultant, former General Manager and Chief Executive Officer of MFC Merchant Bank SA (private investment bank).	November 7, 2006	Nil

JOHN REYNOLDS(4) Director British Columbia, Canada	Senior Strategic Advisor of Lang Michener LLP.	November 7, 2006	Nil

DMITRY USHAKOV Director Moscow, Russia	Director / Director General of Interros Company.	November 7, 2006	Nil

JAY KAPLOWITZ(2)(4)(5) Director New York, USA	Attorney and Partner at the law firm of Gersten Savage LLP.	November 7, 2006	2,000,000

(1)

The information as to principal occupation, business or employment and Common Shares beneficially owned or controlled is not within the knowledge of management of the Company and has been furnished by the respective nominees.

(2)

Member of the Audit Committee.

(3)

Member of the Compensation Committee.

(4)

Member of the Governance and Nominating Committee.

(5)

Member of the Executive Committee.

(6)

Member of the Disclosure Committee. The Disclosure Committee is also made up of Gary Warnecke as Interim Chief Financial Officer, Michael Kennedy, the Company’s Corporate Counsel and Gregory Smith the Vice President Exploration.

No proposed director (including any personal holding company of a proposed director):

(1)                                  is, as at the date of this Information Circular, or has been, within 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(A)                             was the subject of a cease trade order (including a management cease trade order which applies to directors or executive officers), an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (collectively an “Order”), that was issued while such person was acting in the capacity as director, chief executive officer or chief financial officer;

(B)                               was subject to an Order that was issued after such person ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer or chief financial officer;

(2)                                  is, as at the date of this Information Circular, or has been within 10 years before the date of this Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(3)                                  has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director; or

(4)                                  has been subject to:

(A)                             any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority since December 31, 2000 or before December 31, 2000 the disclosure of which would likely be important to a reasonable security holder in deciding whether to vote for a proposed director; or

(B)                               any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the Company acting solely in such capacity.

AUDIT COMMITTEE DISCLOSURE

The charter of the Company’s audit committee and the other information required to be disclosed by Form 52-110F2 is attached to this Information Circular as Schedule “A”.

APPOINTMENT AND REMUNERATION OF AUDITORS

Management recommends the re-appointment of Grant Thornton LLP, Certified General Accountants, of Vancouver, British Columbia, as auditors for the Company, to hold office until the next Annual General Meeting of the Shareholders at a remuneration to be fixed by the Board of Directors, and the persons named in the enclosed Proxy intend to vote in favour of such re-appointment.  Grant Thornton LLP has been the Company’s auditor since February, 2007.

CORPORATE GOVERNANCE

The information required to be disclosed by National Instrument 58-101 Disclosure of Corporate Governance Practices is attached to this information circular as Schedule “B”.

MANAGEMENT CONTRACTS

The Company is not a party to a Management Contract with anyone other than Directors or Executive Officers of the Company.

TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

The only contracts the Company entered into with its executives are as follows:

Pursuant to an agreement dated November 7, 2006 between the Company and Mr. Andre Agapov, the Company retained Mr. A. Agapov as a consultant to provide managerial services to the Company in connection with the Company’s operations in Venezuela.  The agreement was for a term of five years and entitled Mr. A. Agapov to receive an annual consulting fee and options to purchase 1,500,000 Common Shares at a price of US$3.00 per share.  During the most recently completed fiscal year, Mr. A. Apagov was paid $223,095 and received a bonus of $110,803.

Pursuant to an agreement dated November 7, 2006 between the Company and Mario Szotlender, the Company retained Mr. Szotlender as President and Chief Executive Officer for a period of six months commencing November 1, 2006. The agreement was extended on a month to month basis thereafter as Mr. Szotlender continued as the Company’s President and Chief Executive Officer after such six month period.

Mr. Szotlender was entitled to an annual compensation of up to US$300,000 and was granted options to purchase 525,000 Common Shares at a price of US$3.00 per share.  The agreement was terminated upon Mr. Szotlender’s resignation as President and Chief Executive Officer of the Company on August 31, 2007.

Pursuant to an agreement dated October 19, 2006 the Company retained JATMET Consult Ltd., a company controlled by Mr. John Thomas, to provide the managerial consulting services as Vice President Development of the Company.  The agreement entitles Mr. Thomas to an annual consulting fee, plus GST per year, and he was granted options to purchase 100,000 Common Shares at a price of US$3.00 per share on November 7, 2006.  During the most recently completed fiscal year, JATMET Consult Ltd. was paid $162,500.  The agreement was originally for a term of one year and was extended on a month to month basis.

Pursuant to the terms of a verbally arranged management agreement effective the date of his appointment as Chairman of the Board, Mr. Vladimir Agapov was entitled to an annual salary plus a discretionary bonus, based on recommendations from the Company’s Compensation Committee.  Mr. V. Agapov was also entitled to stock options to purchase 1,200,000 Common Shares.  During the most recently completed fiscal year, Mr. V. Agapov was paid $195,797 and received a bonus of $110,803.

Pursuant to the terms of a retainer agreement between the Company and Mr. George Salamis, Mr. Salamis fulfills the role as President of the Company via a consulting arrangement between the Company and Sierra Mining Consulting.  Mr. Salamis was entitled to an annual consulting retainer of $300,000 per year, in addition to 2,200,000 stock options in the Company with a vesting period of 3 years.  Mr Salamis, through his consulting firm, was also entitled to an annual bonus, up to a maximum of 100% of his annual retainer, based on achieving mutually agreed yearly objectives between the Consultant, the Chief Executive Officer and Chairman.

In case of termination for reasons amounting to “just cause”, the Consultant would be paid all sums due and owing to the date of termination.  The Company may terminate without just cause by paying to the Consultant an amount equal to twelve (12) months of retainer fees.  Pursuant to the retainer arrangement with the Company, Sierra Consulting was also entitled to up to 12 months of retainer fees, in case of a change of control in the Company.

Pursuant to the terms of an agreement between the Company and Mr. Omar Salas as Chief Financial Officer, Mr. Salas was entitled to an annual remuneration of $180,000 per year, 275,000 stock options in the Company with a vesting period of 3 years and living expenses of up to $4,000 per month for his relocation to Vancouver. Mr. Salas was also entitled to an annual bonus, to a maximum of 100% of annual salary, based on achieving mutually agreed yearly objectives between the Employee, the President and Chief Executive Officer.

In case of termination for reasons amounting to “just cause”, the Consultant would be paid all sums due and owing to the date of termination.  The Company may terminate without just cause by paying to the Consultant an amount equal to six (6) months of retainer fees.  Pursuant to the retainer arrangement with the Company, Mr. Salas was also entitled to up to 6 months of retainer fees, in case of a change of control in the Company.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Approval and Ratification of Stock Option Plan

The policies of the TSX Venture Exchange (the “Exchange”) now require all incentive stock option grants to be made pursuant to an approved stock option plan.  At the present time, the Company has a “rolling” stock option plan which was approved by Shareholders at the Company’s last annual general meeting.  Pursuant to the policies of the Exchange, the plan requires annual reconfirmation by the Shareholders.

Accordingly, Shareholders are being asked to re-approve the current “rolling” plan dated September 10, 2007 (the “Stock Option Plan”) in accordance with Policy 4.4 of the Exchange.  Some of the key provisions of the Stock Option Plan are as follows:

(a)                                 the Stock Option Plan reserves a rolling maximum of 10% of the issued shares of the Company at the time of a stock option grant, with no mandatory vesting requirement although such may be imposed;

(b)                                no more than 5% of the Common Shares outstanding at the time of grant may be reserved for issuance to any one individual in any 12 month period;

(c)                                 no more than 2% of the Common Shares outstanding at the time of grant may be reserved for issuance to any Consultant (as defined in the Stock Option Plan) in any 12 month period unless disinterested shareholder approval is obtained;

(d)                                no more than an aggregate of 2% of the Common Shares at the time of grant may be reserved for issuance to any persons conducting Investor Relations Activities (as defined in the policies of the Exchange) in any 12 month period;

(e)                                 the minimum exercise price of an incentive stock option cannot be less than the market price of the Common Shares at the date of grant;

(f)                                   options may have a maximum exercise period of ten years;

(g)                                options are non-assignable and non-transferable;

(h)                                the Stock Option Plan contains provisions for adjustment in the number of Common Shares or other property issuable on exercise of incentive stock options in the event of a share consolidation, split, reclassification or other relevant change in the Common Shares, or an amalgamation, merger or other relevant change in the Company’s corporate structure, or any other relevant change in the Company’s capitalization.

A copy of the Stock Option Plan is available on request from the Company.

The text of the resolution to be passed is as follows.  In order to be passed, a majority of the votes cast at the Meeting or in person or by proxy must be voted in favour of the resolution.  The persons named in the enclosed Proxy intend to vote for such resolution:

“UPON MOTION BE IT RESOLVED that the Company’s Stock Option Plan dated September 10, 2007 be approved and ratified.”

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com.  Copies of the Company’s Financial Statements and Management Discussion and Analysis may be obtained without charge upon request from the Company, at Suite 2164, 1055 Dunsmuir Street, Four Bentall Centre, PO Box 49132, Vancouver, British Columbia, V7X 1B1 and such documents will be sent by mail or electronically by email as may be specified at the time of the request.

DIRECTOR APPROVAL

The contents of this Information Circular and the sending thereof to the Shareholders of the Company have been approved by the Board of Directors.

DATED at Vancouver, British Columbia, this 8th day of August, 2008.

/s/ George Salamis

GEORGE SALAMIS
President and Director

SCHEDULE “A”

RUSORO MINING LTD.

FORM 52-110F2

AUDIT COMMITTEE DISCLOSURE

ITEM 1:             THE AUDIT COMMITTEE’S CHARTER

PURPOSE

The overall purpose of the Audit Committee (the “Committee”) of  Rusoro Mining Ltd. (the “Company”) is to ensure that the Company’s management has designed and implemented an effective system of internal financial controls, to review and report on the integrity of the consolidated financial statements and related financial disclosure of the Company, and to review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of financial information.  It is the intention of the Board that through the involvement of the Committee, the external audit will be conducted independently of the Company’s Management to ensure that the independent auditors serve the interests of Shareholders rather than the interests of Management of the Company.  The Committee will act as a liaison to provide better communication between the Board and the external auditors.  The Committee will monitor the independence and performance of the Company’s independent auditors.

COMPOSITION, PROCEDURES AND ORGANIZATION

(1)                                The Committee shall consist of at least three members of the Board of Directors (the “Board”).

(2)                                At least two (2) members of the Committee shall be independent and the Committee shall endeavour to appoint a majority of independent directors to the Committee, who in the opinion of the Board, would be free from a relationship which would interfere with the exercise of the Committee members’ independent judgment. At least one (1) member of the Committee shall have accounting or related financial management expertise. All members of the Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices applicable to the Company. For the purposes of this Charter, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

(3)                                The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, shall appoint the members of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

(4)                                Unless the Board shall have appointed a chair of the Committee, the members of the Committee shall elect a chair and a secretary from among their number.

(5)                                The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.

(6)                                The Committee shall have access to such officers and employees of the Company and to the Company’s external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

(7)                                Meetings of the Committee shall be conducted as follows:

(a)                                  the Committee shall meet at least four times annually at such times and at such locations as may be requested by the chair of the Committee. The external auditors or any member of the Committee may request a meeting of the Committee;

(b)                                 the external auditors shall receive notice of and have the right to attend all meetings of the Committee; and

(c)                                  management representatives may be invited to attend all meetings except private sessions with the external auditors.

(8)                                The internal auditors and the external auditors shall have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary. The Committee, through its chair, may contact directly any employee in the Company as it deems necessary, and any employee may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

ROLES AND RESPONSIBILITIES

(9)                                The overall duties and responsibilities of the Committee shall be as follows:

(a)                                  to assist the Board in the discharge of its responsibilities relating to the Company’s accounting principles, reporting practices and internal controls and its approval of the Company’s annual and quarterly consolidated financial statements and related financial disclosure;

(b)                                 to establish and maintain a direct line of communication with the Company’s internal and external auditors and assess their performance;

(c)                                  to ensure that the management of the Company has designed, implemented and is maintaining an effective system of internal financial controls; and

(d)                                 to report regularly to the Board on the fulfilment of its duties and responsibilities.

(10)                          The duties and responsibilities of the Committee as they relate to the external auditors shall be as follows:

(a)                                  to recommend to the Board a firm of external auditors to be engaged by the Company, and to verify the independence of such external auditors;

(b)                                 to review and approve the fee, scope and timing of the audit and other related services rendered by the external auditors;

(c)                                  review the audit plan of the external auditors prior to the commencement of the audit;

(d)                                 to review with the external auditors, upon completion of their audit:

i.                                          contents of their report;

ii.                                       scope and quality of the audit work performed;

iii.                                    adequacy of the Company’s financial and auditing personnel;

iv.                                   co-operation received from the Company’s personnel during the audit;

v.                                      internal resources used;

vi.                                   significant transactions outside of the normal business of the Company;

vii.                                significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems; and

viii.                             the non-audit services provided by the external auditors;

(e)                                  to discuss with the external auditors the quality and not just the acceptability of the Company’s accounting principles; and

(f)                                    to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

(11)                          The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to:

(a)                                  review the appropriateness and effectiveness of the Company’s policies and business practices which impact on the financial integrity of the Company, including those relating to internal auditing, insurance, accounting, information services and systems and financial controls, management reporting and risk management;

(b)                                 review compliance under the Company’s business conduct and ethics policies and to periodically review these policies and recommend to the Board changes which the Committee may deem appropriate;

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(c)                                  review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company; and

(d)                                 periodically review the Company’s financial and auditing procedures and the extent to which recommendations made by the internal audit staff or by the external auditors have been implemented.

(12)                          The Committee is also charged with the responsibility to:

(a)                                  review the Company’s quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)                                 review and approve the financial sections of:

i.                                          the annual report to Shareholders;

ii.                                       the annual information form, if required;

iii.                                    annual and interim MD&A;

iv.                                   prospectuses;

v.                                      news releases discussing financial results of the Company; and

vi.                                   other public reports of a financial nature requiring approval by the Board,

and report to the Board with respect thereto;

(c)                                  review regulatory filings and decisions as they relate to the Company’s consolidated financial statements;

(d)                                 review the appropriateness of the policies and procedures used in the preparation of the Company’s consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(e)                                  review and report on the integrity of the Company’s consolidated financial statements;

(f)                                    review the minutes of any audit committee meeting of subsidiary companies;

(g)                                 review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

(h)                                 review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of financial information; and

(i)                                     develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board of Directors following each annual general meeting of shareholders.

(13)                          The Committee shall have the authority:

(a)                                  to engage independent counsel and other advisors as it determines necessary to carry out its duties,

(b)                                 to set and pay the compensation for any advisors employed by the Committee; and

(c)                                  to communicate directly with the internal and external auditors.

ITEM 2:             COMPOSITION OF THE AUDIT COMMITTEE

The current members of the Committee are Gordon Keep, Abraham Stein and Jay Kaplowitz.  All of the members are independent and financially literate.  “Independent” and “financially literate” have the meaning used in Multilateral Instrument 52-110 (the “Instrument”) of the Canadian Securities Administrators.

ITEM 3:             RELEVANT EDUCATION AND EXPERIENCE

The relevant education and/or experience of each member of the Audit Committee is as follows:

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Gordon Keep

Mr. Keep has a Master of Business Administration degree from the University of British Columbia and many years’ experience in the capacities of director, officer and audit committee member of public companies operating in the natural resource sector.

Abraham N. Stein

Mr. Stein received from Brandeis University a summa cum laude B.A. in Economics.  He worked as an investment banker for Bear, Stearns & Co. Inc. from 1992 to 2005, ultimately as a Managing Director.  Mr. Stein is currently a Managing Director at East Wind Advisors, LLC, a boutique investment bank based in New York City, and the Managing Member of Protean Properties and Development, LLC, a real estate development company.

Jay Kaplowitz

Mr. Jay M. Kaplowitz is a founding partner of Gersten Savage LLP, a law firm specializing in corporate, banking and securities law. He received his JD from Boston University, where he was an editor of the Boston University Law Review, and his BA from the Brooklyn College, City University of New York.

ITEM 4:             AUDIT COMMITTEE OVERSIGHT

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor (currently, Grant Thornton LLP, Chartered Accountants) not adopted by the Board.

ITEM 5:             RELIANCE ON CERTAIN EXEMPTIONS

Since the effective date of MI 52-110, the Company has not relied on the exemptions contained in sections 2.4 or 8 of MI 52 110.  Section 2.4 provides an exemption from the requirement that the audit committee must pre-approve all non-audit services to be provided by the auditor, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditor in the fiscal year in which the non-audit services were provided.  Section 8 permits a company to apply to a securities regulatory authority for an exemption from the requirements of MI 52-110, in whole or in part.

ITEM 6:             PRE-APPROVAL POLICIES AND PROCEDURES

Formal policies and procedures for the engagement of non-audit services have yet to formulated and adopted.   Subject to the requirements of the Instrument, the engagement of non-audit services is considered by the Company’s Board of Directors, and where applicable by the Audit Committee, on a case by case basis.

ITEM 7:             EXTERNAL AUDITOR SERVICE FEES (BY CATEGORY)

The aggregate fees charged to the Company by the external auditor in each of the last two fiscal years is as follows:

	FYE 2007	FYE 2006

Audit Fees	$245,730	$	Nil

Audit-Related Fees (assurance and related services tht are reasonably related to the performance of the audits or reviewing the Company’s financial statements and are not included under “Audit Fees” above)	$350,700		$20,000

Non-audit services (predominately tax planning and compliance)	$354,700		$350

Note: (1) Estimate

ITEM 8:             EXEMPTION

In respect of the most recently completed financial year, the Company is relying on the exemption set out in section 6.1 of the Instrument with respect to compliance with the requirements of Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of the Instrument.

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SCHEDULE “B”

RUSORO MINING LTD.

CORPORATE GOVERNANCE

Pursuant to National Instrument 58-101 Disclosure of Corporate Governance Practices the Company is required to and hereby discloses its corporate governance practices as follows.

ITEM 1.             BOARD OF DIRECTORS

The board of directors (the “Board”) is comprised of nine (9) directors, six of the directors are independent and three are not independent.  The Board considers that Gordon Keep, Abraham Stein, Peter Hediger, John Reynolds, Dmitry Ushakov and Jay Kaplowitz are independent directors.  George Salamis, Vladimir Agapov and Andre Agapov are not independent directors.  The Board of Directors of the Company facilitates its exercise of independent supervision over the Company’s management through frequent meetings of the Board.

The Board considers that George Salamis is not an independent director because of his position as President of the Company, and his position as a director and officer on many of the Company’s subsidiary companies.  Vladimir Agapov is not an independent director because of his position as Chairman on the Board of Directors and Andre Agapov is not independent due to his position as Chief Executive Officer of the Company and his position as a director and officer of many of the Company’s subsidiary companies. The Board is responsible for determining whether or not each director is an independent director.  To do this, the Board analyzes all the relationships of the directors with the Company and its subsidiaries.  Those directors who do not meet the meaning of independence as provided in NI 58-101 were deemed to not be independent directors.  More information about each director can be found on pages 5 and 6 of this Information Circular.

ITEM 2.             DIRECTORSHIPS

The directors of the Company are currently directors of the following other reporting issuers:

Name of Director	Name of Reporting Issuer

Gordon Keep	Eastern Platinum Limited Flagship Industries Inc. Peregrine Diamonds Ltd. Prescient Neuropharma Inc. Sky Ridge Resources Ltd. Svit Gold Corp. Uracan Resources Ltd. Westward Explorations Ltd.

George Salamis	Caledon Resources plc Dynasty Gold Ltd. First Metals Inc.

John Reynolds	ARA Safety Inc. Calibre Mining Corp. Cathay Forest Products Corp. CY Oriental Holdings Ltd. Svit Gold Corp. Terrane Metals Corp.

Jay Kaplowitz	Steelcloud, Inc. (a US public company)

ITEM 3.             ORIENTATION AND CONTINUING EDUCATION

The Board of Directors of the Company brief all new directors with the policies of the Board of Directors, and other relevant corporate and business information.

ITEM 4.             ETHICAL BUSINESS CONDUCT

The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

Under the corporate legislation, a director is required to act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, and disclose to the board the nature and extent of any interest of the director in any material contract or material transaction, whether made or proposed, if the director is a party to the contract or transaction, is a director or officer (or an individual acting in a similar capacity) of a party to the contract or transaction or has a material interest in a party to the contract or transaction.  The director must then abstain from voting on the contract or transaction unless the contract or transaction (i) relates primarily to their remuneration as a director, officer, employee or agent of the Company or an affiliate of the Company, (ii) is for indemnity or insurance for the benefit of the director in connection with the Company, or (iii) is with an affiliate of the Company.  If the director abstains from voting after disclosure of their interest, the directors approve the contract or transaction and the contract or transaction was reasonable and fair to the Company at the time it was entered into, the contract or transaction is not invalid and the director is not accountable to the Company for any profit realized from the contract or transaction.  Otherwise, the director must have acted honestly and in good faith, the contract or transaction must have been reasonable and fair to the Company and the contract or transaction be approved by the shareholders by a special resolution after receiving full disclosure of its terms in order for the director to avoid such liability or the contract or transaction being invalid.

ITEM 5.             NOMINATION OF DIRECTORS

The Board considers its size each year when it considers the number of directors to recommend to the Shareholders for election at the annual meeting of Shareholders, taking into account the number required to carry out the Board’s duties effectively and to maintain a diversity of views and experience.

The Board of Directors utilizes its Governance and Nominating Committee to take on the responsibility for identifying individuals who are qualified to become new Board members and recommending to the Board new director nominees for the next annual meeting the shareholders.

New nominees must have a track record in general business management, special expertise in an area of strategic interest to the Company, the ability to devote the time required, shown support for the Company’s mission and strategic objectives, and a willingness to serve.

The members of the board that make up the Governance and Nominating Committee are Abraham Stein, John Reynolds and Jay Kaplowitz.

ITEM 6.             COMPENSATION

The Board of Directors relies on its Compensation Committee to conduct reviews with regard to compensation for directors and officers, including the Chief Executive Officer, throughout the year.  The Compensation Committee has the responsibility for determining the compensation of the directors and officers and does so with reference to comparative organizations, having regarding for such matters as time commitment, responsibility and trends in director and executive compensation.  For more information regarding compensation paid to directors and executives, see “Compensation of Named Executive Officers” on pages 5 through 6 and “Compensation of Directors” on page 7, of this Information Circular.

The members of the board that make up the Compensation Committee are Gordon Keep, Abraham Stein and Peter Hediger.

ITEM 7.             OTHER BOARD COMMITTEES

In addition to the Audit Committee, Governance and Nominating Committee and the Compensation Committee, the Board of Directors also has an Executive Committee and Disclosure Committee, the members of which are as follows:

Executive Committee

Gordon Keep

Andre Agapov

Jay Kaplowitz

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Disclosure Committee

George Salamis

Gordon Keep

The Disclosure Committee is also comprised of non-board members, being Gary Warnecke, the Company’s Interim Chief Financial Officer, Michael Kennedy, the Company’s Corporate Counsel and Gregory Smith, the Vice President Exploration.

ITEM 8.             ASSESSMENTS

The Board of Directors monitors the adequacy of information given to directors, communication between the board and management and the strategic direction and processes of the board and committees.

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